Exhibit 99.1

News Release	For immediate release

Zix Corporation Announces Third Quarter 2004 Financial Results

DALLAS — Nov. 4, 2004 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of secure e-messaging, e-prescribing, and e-transaction applications and services, today announced financial results for the third quarter ended Sept. 30, 2004. ZixCorp recorded third quarter revenues of $3.9 million, an increase of 74 percent compared to $2.2 million in the third quarter of 2003. ZixCorp recorded a third quarter 2004 net loss of $10.7 million, or $0.33 per share, compared to a net loss of $6.5 million, or $0.29 per share, for the corresponding quarter of 2003. Cash and marketable securities balances as of Sept. 30, 2004, were $ 18.4 million. The company received new orders of $4.1 million in the quarter compared to $3.7 million in the third quarter of 2003.

“Our focus for ZixCorp continues in our two core markets: e-prescribing and secure e-messaging. We have gained tremendous market leadership and believe these two areas will lead us to positive operating cash flows and, ultimately, profitability,” said John A. Ryan, chairman and chief executive officer for ZixCorp. “We had another very successful quarter in our Care Delivery business, signing PocketScript end-user licensing agreements for more than 1,800 new prescribers and deploying 1,162 physicians with a fully functioning and activated application. We also remain a strong competitor in our Communications Protection business, especially in the healthcare sector, and expect to see continued demand for our easy-to-deploy solutions as we approach the April HIPAA deadline.”

Business Highlights

•	Momentum with the eRx Collaborative continued with contracts from BayCare Health Partners, the largest physician-hospital organization in western Mass., which will deploy ZixCorp’s PocketScript® e-prescribing solution to 580 physicians; and Lahey Clinic, a nationally renowned nonprofit teaching hospital based in Burlington, Mass., which signed a four-year contract to deploy PocketScript to an initial 650 clinicians.

•	ZixCorp’s focus and investment in doctor deployment with PocketScript was realized with a record deployment of 1,162 doctors in 349 practices from the eRx Collaborative and WellPoint e-prescribing initiatives.

•	The company saw continued success with secure e-messaging wins in healthcare, including Ardent Health Services LLC, a Nashville-based healthcare operator with 35 hospitals in 14 states, and University Hospitals Health System, a Cleveland-based healthcare delivery system with eight hospitals and four partner hospitals.

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www.zixcorp.com   2711 N. Haskell Ave.  •  Suite 2300, LB 36  •  Dallas, TX 75204  •  phone 214 370 2000  •  fax 214 370 2070

Zix Corporation Announces Third Quarter 2004 Financial Results	Page 2 of 7

•	ZixCorp’s secure e-messaging products also made strides in the financial and insurance vertical markets with an important renewal contract from the Office of the Comptroller of the Currency (OCC), a bureau of the U.S. Department of the Treasury; and ZixCorp was selected as an endorsed vendor by the New York Bankers Service Corporation (NYBSCO), the wholly owned subsidiary of the New York Bankers Association (NYBA).

•	ZixCorp continued to enhance its product offerings, with two releases of PocketScript that improved functionality and prescription history, and increased configuration flexibility. The company’s secure e-messaging product line was expanded to include an S/MIME-compatible add-on to its ZixVPM® enterprise-wide encryption service. The company also strengthened ZixVPM and ZixPort® services to target healthcare and finance in the small- and medium-sized enterprise market segments.

•	ZixCorp’s progress was recognized by the 2004 Technology Fast 500 award, which ranked ZixCorp as the 45th fastest growing company in North America, based on five-year revenue growth of 5,700 percent.

•	Increased activity from secure e-messaging customers and the accelerated ramp of e-prescribing deployments led to the ZixSecure Center™ processing approximately 200 million transactions this quarter, doubling the 100 million transactions processed in the third quarter of 2003.

Financial Highlights for the Quarter

Revenues: Revenues were $3.9 million in the third quarter 2004, which was a 9.4 percent increase over the second quarter 2004 revenues of $3.5 million. Revenue doubled quarter on quarter in Care Delivery as a result of a significant increase in deployments of the PocketScript product. This positive revenue change was partially offset by reductions in revenue from the company’s anti-spam and Web filtering products.

Costs: In the third quarter, ZixCorp’s operating costs totaled $13.9 million, exclusive of an impairment charge of $0.7 million. This is a $0.5 million increase compared with total operating costs of $13.4 million in Q2. The increase is due to a $0.8 million increase in costs of goods sold and $0.4 million that includes one-time, non-cash employee termination costs, which were both partially offset by $0.7 million in net cost reductions. The increase in costs of goods sold is the result of an entire quarter’s impact of the fully staffed PocketScript deployment team.

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www.zixcorp.com   2711 N. Haskell Ave.  •  Suite 2300, LB 36  •  Dallas, TX 75204  •  phone 214 370 2000  •  fax 214 370 2070

Zix Corporation Announces Third Quarter 2004 Financial Results	Page 3 of 7

Cash Utilization: The company’s cash balance (cash and marketable securities) declined from $26.2 million at the end of the second quarter to $18.4 million at the end of the third quarter. In the third quarter the company received a total of $4.3 million in cash collected, which included $4.2 million from customer receipts and $0.1 million from interest income. Net cash used for operating spending was $10.8 million in the quarter compared to $11.1 million in the second quarter 2004. A cash spending increase associated with investments in deployments of the PocketScript product was more than offset with targeted reductions in other areas of the business and improved cash management. The expenditures in the third quarter for property and equipment totaled $1.2 million, which was due to additional spending on leasehold improvements and additions to the ZixSecure Center.

Impairment Charge: The company recorded a non-cash, one-time charge for the impairment of an intangible asset that was associated with the Connect service, acquired in the MyDocOnline™ acquisition. The impairment is a reflection of management’s strategic decision to cease research and development spending and selling activities for this product.

Private Placement: The company previously announced on November 2, 2004, that it raised $20 million through the issuance of convertible notes and related warrants.

About Zix Corporation

Zix Corporation (ZixCorp®) is a global provider of secure e-messaging, e-prescribing, and e-transaction applications and services. ZixCorp offers a range of solutions to protect organizations from viruses, spam, and electronic attack, as well as enabling secure electronic communications, such as email encryption, e-prescribing, and electronic lab orders and results. ZixCorp helps organizations of any size to streamline operations, reduce risks, and leverage the efficiencies of e-messaging. For more information, visit www.zixcorp.com.

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www.zixcorp.com   2711 N. Haskell Ave.  •  Suite 2300, LB 36  •  Dallas, TX 75204  •  phone 214 370 2000  •  fax 214 370 2070

Zix Corporation Announces Third Quarter 2004 Financial Results	Page 4 of 7

ZixCorp Contacts:

Public Relations: Christa Osswald (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com

Safe Harbor Statement for ZixCorp

The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and substantial utilization of cash resources; the company’s ability to achieve broad market acceptance for the company’s products and services, including the electronic prescribing services offered by its PocketScript, Inc. subsidiary; reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in the e-messaging protection and electronic prescription businesses; and the company’s ability to successfully and timely introduce new e-messaging protection and electronic prescription products and services or related products and services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.

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www.zixcorp.com   2711 N. Haskell Ave.  •  Suite 2300, LB 36  •  Dallas, TX 75204  •  phone 214 370 2000  •  fax 214 370 2070

ZIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Revenues	$3,853	$2,219	$10,217	$3,872
Cost of revenues	(4,541)	(1,934)	(11,419)	(5,548)
Research and development expenses	(2,242)	(1,539)	(7,398)	(3,962)
Selling, general and administrative expenses	(7,071)	(5,253)	(22,226)	(14,308)
Asset impairment charge	(675)	—	(675)	—
Interest expense	(89)	(5)	(229)	(5)
Investment and other income	84	28	221	99
Gain on investments	—	—	70	530

Loss before income taxes	(10,681)	(6,484)	(31,439)	(19,322)
Income taxes	(23)	(22)	(79)	(70)

Net loss	$(10,704)	$(6,506)	$(31,518)	$(19,392)

Net loss per share - basic and diluted	$(0.33)	$(0.29)	$(1.01)	$(0.95)

Weighted average shares outstanding - basic and diluted	32,029	23,975	31,308	21,911

www.zixcorp.com   2711 N. Haskell Ave.  •  Suite 2300, LB 36  •  Dallas, TX 75204  •  phone 214 370 2000  •  fax 214 370 2070

ZIX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2004	2003
ASSETS
Cash and marketable securities	$18,448	$13,852
Receivables, net	921	359
Other current assets	1,254	1,147
Property and equipment, net	5,061	3,151
Intangible assets, net	4,264	3,589
Goodwill	9,119	4,321

	$39,067	$26,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$5,291	$3,738
Deferred revenue	6,860	4,762
Customer deposit	3,968	—
Promissory note payable	1,754	—
Stockholders’ equity	21,194	17,919

	$39,067	$26,419

www.zixcorp.com   2711 N. Haskell Ave.  •  Suite 2300, LB 36  •  Dallas, TX 75204  •  phone 214 370 2000  •  fax 214 370 2070

ZIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2004	2003
Net loss	$(31,518)	$(19,392)
Non-cash expenses, net	8,176	3,138
Changes in assets and liabilities, net	6,768	3,109

Net cash used by operating activities	(16,574)	(13,145)
Purchases of property and equipment, net	(2,622)	(1,659)
Purchases and sales of marketable securities, net	6,880	991
Partial recovery of investment in Maptuit Corporation	70	530
Cash acquired from acquisitions, net	—	950

Net cash provided by investing activities	4,328	812
Proceeds from private placement of common stock	—	5,608
Promissory note payable	3,000	—
Proceeds from exercise of stock options and warrants	20,722	9,481

Net cash provided by financing activities	23,722	15,089

Increase in cash and cash equivalents	11,476	2,756
Cash and cash equivalents, beginning of period	6,599	7,586

Cash and cash equivalents, end of period	$18,075	$10,342

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www.zixcorp.com   2711 N. Haskell Ave.  •  Suite 2300, LB 36  •  Dallas, TX 75204  •  phone 214 370 2000  •  fax 214 370 2070